Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2027 SECOND QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2027 second quarter results.

FISCAL 2027 SECOND QUARTER HIGHLIGHTS –

Net sales increased 42% to approximately $5.66 million in the fiscal 2027 second quarter versus $3.99 million in the fiscal 2026 second quarter.

Net bookings increased 48% to $6.42 million in the fiscal 2027 second quarter versus $4.32 million in the prior year second quarter.

Backlog increased 29% to $24.11 million at the end of the fiscal 2027 second quarter as compared to $18.64 million at the end of the fiscal 2026 second quarter.

Net income was $1.30 million, or $0.60 per share, for the fiscal 2027 second quarter versus net loss of ($.23) million, or ($0.11) per share, for the fiscal 2026 second quarter.

Revenue increased in the fiscal 2027 second quarter to $5.66 million from $5.44 million during the first quarter, due to the Company’s strong backlog. As previously noted in our last press release, we anticipate sales to continue to be at this level or greater for the remainder of the 2027 fiscal year.

In addition, the Company’s backlog continues to remain at record levels. Backlog increased from $23.34 million at the end of fiscal 2027 first quarter to $24.11 million at the end of fiscal 2027 second quarter.

This quarter’s net income was negatively impacted by $200,000 in professional fees recorded to SG&A related to the retention of an investment banker to assist in the company’s exploration of strategic alternatives, as noted in the Company’s fiscal 2027 first quarter press release. Also included in SG&A costs for the fiscal 2027 and 2026 second quarters are $52,000 of intangible amortization.

While the income statement reflects income taxes, no actual income taxes were due as the Company has deferred tax assets related to previous net operating losses.

We continue to be encouraged about the possibility of multi-year orders for components on AMRAAM and Standard Missiles 2, 3 and 6. RTX and the Pentagon announced multi-year agreements in October for both programs. Both agreements require Congressional funding. Our current expectation is for the next AMRAAM order to be received in the fiscal fourth quarter.

	For The Three Months ended	For The Three Months ended	For The Six Months ended	For The Six Months ended
	August 31, 2026	August 31, 2025	August 31, 2026	August 31, 2025
	unaudited	unaudited	unaudited	unaudited
Net sales	$5,657	$3,986	$11,093	$6,686
Cost of sales	2,909	3,151	5,880	5,461

Gross profit	2,748	835	5,213	1,225

Selling, general and administrative expenses	1,033	1,126	1,963	1,894

Operating income (loss)	1,715	(291)	3,250	(669)

Other income (loss)
Interest income	54	42	136	42
Interest expense	(45)	(66)	(107)	(140)
Dividend income	42	18	67	59
Realized gain (loss) on investments	(80)	170	(80)	251
Unrealized gain (loss) on investments	80	(198)	78	(325)
Contingent consideration expense	(2)	-	(333)	-
Scrap income	-	-	100	-
Miscellaneous income	2	5	2	5
Total other income (loss)	51	(29)	(137)	(108)

Net income (loss) before income tax	1,766	(320)	3,113	(777)
Income tax (expense) benefit	(468)	86	(825)	207

Net income (loss)	$1,298	$(234)	$2,288	$(570)

Net income (loss) per common share - basic and diluted	$0.60	$(0.11)	$1.06	$(0.27)

Weighted average shares outstanding - basic and diluted	2,152,703	2,084,664	2,152,377	2,083,436

The unaudited financial information disclosed in this press release for the three months ended August 31, 2026, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 28, 2026. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2026.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com